Exhibit 10.1
OLO INC.
SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of June 10, 2022, by and among PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and OLO INC., a Delaware corporation (“Olo”), WISELY, LLC, a Delaware limited liability company (“Wisely”), and OMNIVORE TECHNOLOGIES, INC., a Delaware corporation (“Omnivore”; with Olo and Wisely, each a “Borrower” and, collectively, “Borrowers”).
RECITALS
Olo, Wisely and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of February 11, 2020, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of April 29, 2021, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of August 13, 2021, that certain Third Amendment and Joinder to Amended and Restated Loan and Security Agreement dated as of December 9, 2021, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of January 13, 2022, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of March 3, 2022, and that certain Sixth Amendment to Amended and Restated Loan Agreement dated as of May 9, 2022 (as amended, the “Original Agreement”). Borrowers and Bank wish to amend and restate the terms of the Original Agreement in accordance with the terms hereof in order for Borrowers, including Omnivore, to obtain additional credit from time to time from Bank. This Agreement sets forth the terms on which Bank will advance credit to Borrowers and Borrowers will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.
1.2Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123 in monthly reporting and as otherwise may be set forth herein). The term “financial statements” shall include the accompanying notes and schedules. In the event that any Accounting Change shall occur that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, Borrowers and Bank shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition and performance of Borrowers and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrowers and Bank, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Notwithstanding anything to the contrary contained herein, (i) accounting principles requiring all leases to be capitalized or to accrue a lease amount pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 842 (“ASC 842”) shall not be given effect hereunder, (ii) no change in accounting for operating leases shall be given effect hereunder, in each case if such change would require treating the amount of Indebtedness under any lease (or similar arrangement conveying the right to use) as a Capitalized Lease Obligation where such lease (or similar arrangement) was not required to be so treated under GAAP prior to the effectiveness of ASC 842, and (iii) only the amount of Indebtedness under those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Lease Obligations in conformity with GAAP on the date hereof shall be considered Capitalized Lease Obligations, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance with the foregoing.
2.LOAN AND TERMS OF PAYMENT.
2.1Credit Extensions.
(a)Promise to Pay. Borrowers hereby jointly and severally promise to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(b)Advances Under Formula Revolving Line.
(i)Amount. Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit set forth in Section 2.2 hereof, Borrowers may request Formula Advances in an aggregate outstanding principal amount not to exceed the lesser of: (A) the Formula Revolving Line; or (B) the Borrowing Base, in each case less any Ancillary Services reducing the Formula Revolving Line under clauses (A)-(E) of subsection 2.1(b)(iii) below. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Formula Revolving Maturity Date, at which time all Formula Advances under this Section 2.1(b) shall be immediately due and payable. Borrowers may prepay any Formula Advances without penalty or premium.
(ii)Form of Request. Whenever a Borrower desires a Formula Advance, such Borrower will notify Bank by email (or, if permitted by Bank, through the use of an E-System) no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers), on the Business Day that the Formula Advance is to be made. Each such notification shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Formula Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s reasonable discretion such Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a Person whom Bank reasonably believes to be an Authorized Officer, and Borrowers shall indemnify and hold Bank harmless for any damages, loss, costs, and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Formula Advances made under this Section 2.1(b) to a Borrower’s deposit accounts.
(iii)Ancillary Services Sublimit. Subject to the availability under the Formula Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Formula Revolving Maturity Date, Borrowers may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Formula Revolving Line shall be reduced by (A) the Letter of Credit Exposure, (B) the aggregate limits of corporate credit card services provided to Borrowers, (C) the total amount of any Automated Clearing House processing reserves, (D) the applicable Foreign Exchange Reserve Percentage, and (E) any other reserves taken by Bank in connection with other treasury management services requested by Borrowers and approved by Bank. In addition, Bank may, in its sole discretion, charge as Formula Advances any amounts for which

Bank becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, which each Borrower hereby agrees to execute.
(iv)Collateralization of Obligations Extending Beyond Maturity. If Borrowers have not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Formula Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrowers or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.
(c)Term Loan.
(i)Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit set forth in Section 2.2 hereof, Bank agrees to make one or more term loans to Borrowers in an aggregate principal amount not to exceed $30,000,000 (each a “Term Loan” and, collectively, the “Term Loans”). Borrowers may request Term Loans at any time from the date hereof through the Availability End Date. The proceeds of the Term Loans shall be used to (A) fund fees and expenses incurred hereunder, (B) finance capital expenditures and Acquisitions, and (C) finance working capital and other general corporate purposes, including Investments and dividends and distributions permitted hereunder.
(ii)Interest on the Term Loans shall accrue from the date of such Term Loan at the rate specified in Section 2.3(a) and prior to the Availability End Date for the applicable Term Loan shall be payable monthly beginning on the 10th day of the month next following such Term Loan and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Availability End Date shall be payable in 24 equal monthly installments of principal, plus all accrued interest on such principal installment, beginning on the date one month immediately following the Availability End Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrowers may prepay any Term Loan without penalty or premium.
(iii)Whenever a Borrower desires to obtain a Term Loan, such Borrower shall notify Bank (which notice shall be irrevocable) by email (or, if permitted by Bank, through the use of an E-System) to be received no later than 3:30 p.m. Eastern time three Business Days before the day on which the Term Loan is to be made. Such notice shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. The notice shall be signed by an Authorized Officer. Bank shall be entitled to rely on any notice given by a Person whom Bank reasonably believes to be an Authorized Officer, and Borrowers shall indemnify and hold Bank harmless for any damages, loss, costs, and expenses suffered by Bank as a result of such reliance.
(d)Accordion Facility. Subject to and upon the terms and conditions of this Agreement, Borrowers may request Bank or Bank and one or more other lending institutions acceptable to Bank to agree to enter into commitments to increase the credit extensions available to Borrowers under this Agreement and the Aggregate Borrowing Limit up to $125,000,000 (as may be approved by Bank) (the “Accordion Facility”) pursuant to an amendment, amendment and restatement or other agreement setting forth the following terms: (i) the commitment of Bank and one or more other lending institutions acceptable to Bank, (ii) the amount and type of credit extensions available to Borrowers under the Accordion Facility, (iii) the fees to be payable by Borrowers in connection with the Accordion Facility, (iv) the interest rate applicable to the credit extensions made under the Accordion Facility, (v) the repayment of the principal and interest of the credit extensions made under the Accordion Facility, (vii) the permitted uses of the proceeds of the Accordion Facility, and (viii) the maturity date of the Accordion Facility, each as may be adjusted by Bank and together with such other terms approved by Bank, all of which shall be in Bank’s sole discretion.
2.2Aggregate Borrowing Limit; Overadvances. The aggregate amount of outstanding Credit Extensions hereunder shall at no time exceed the Aggregate Borrowing Limit. If the aggregate amount of outstanding Credit Extensions hereunder exceeds the Aggregate Borrowing Limit at any time, Borrowers shall immediately pay to Bank, in Cash, the amount of such excess. If the aggregate amount of the outstanding Formula Advances exceeds the lesser of the Formula Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in Cash, the amount of such excess.
2.3Interest Rates, Payments, and Calculations.
(a)Interest Rates.
(i)Formula Advances. Except as set forth in Section 2.3(b), the Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) the Prime Rate then in effect or (B) 3.25%.
(ii)Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 0.25% above the Prime Rate then in effect or (B) 3.50%.
(b)Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided that Bank shall provide written notice to Borrowers of such increase prior to implementing the Default Rate except for an Event of Default described in Section 8.5, for which such increase shall be automatic without the requirement of notice. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrowers, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement.
(c)Payments. Interest under the Formula Revolving Line shall be due and payable on the 10th calendar day of each month during the term hereof. Borrowers authorize Bank to, at its option, charge such interest, all Bank Expenses, all Periodic Payments, and any other amounts due and payable in accordance with the terms of this Agreement against any of Borrowers’ deposit accounts or against the Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.
2.4Crediting Payments. While no Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such application of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5Fees. Borrowers shall pay to Bank the following:
(a)Facility Fee. On or before the Closing Date, a fee equal to $87,500, which shall be nonrefundable;
(b)Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due;
(c)Success Fee/Final Payment Fee. Upon the earlier to occur of (i) an Acquisition of Olo or (ii) termination of this Agreement, whether in connection with acceleration, prepayment in full, or otherwise (such event, a “Success Fee Trigger”), a nonrefundable fee equal to:
(i)If the Success Fee Trigger occurs on or after the Closing Date and prior to the first anniversary of the Closing Date, $800,000;
(ii)If the Success Fee Trigger occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, $600,000;
(iii)If the Success Fee Trigger occurs on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, $400,000;
(iv)If the Success Fee Trigger occurs on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, $200,000;
(v)If the Success Fee Trigger occurs on or after the fourth anniversary of the Closing Date, $0.

This Section 2.5(c) shall survive any termination of this Agreement; and
(d)Liquidity Event Fee. Upon a Liquidity Event, a nonrefundable fee equal to 1.0% of the difference between (i) the highest outstanding principal balance during the term of this Agreement and (ii) $3,500,000 (the “Liquidity Event Fee”). This Section 2.5(d) shall survive until twenty-four (24) months after any termination of this Agreement. If this Agreement is terminated prior to payment of the Liquidity Event Fee, Borrower shall give Bank written notice of the first Liquidity Event to occur thereafter and shall pay the Liquidity Event Fee upon the closing of such Liquidity Event.
2.6Term.     This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Upon Borrowers’ request, Bank will promptly provide Borrowers a payoff letter providing for, among other things, repayment of the Obligations then outstanding and for termination of Bank’s obligation to make additional Credit Extensions and termination of the Liens granted by Borrowers to Bank under this Agreement and the other Loan Documents (the “Payoff Letter”). Following delivery of the Payoff Letter and subject to the terms and conditions set forth in the Payoff Letter, Bank shall terminate this Agreement and the other Loan Documents as provided in the Payoff Letter. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
2.7Tax Forms. Bank (and any purchaser(s), assignee(s), lender(s) and/or participant(s)) shall deliver to Borrowers, at the time or times prescribed by applicable law and at any times reasonably requested by a Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by a Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Bank (and any purchaser(s), assignee(s), lender(s) and/or participant(s)) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the undersigned in writing of its legal inability to do so. If a payment made to Bank (and/or any purchaser(s), assignee(s), lender(s) or participant(s)) would be subject to U.S. federal withholding taxes imposed by FATCA if Bank (and/or such purchaser(s), assignee(s), lender(s) or participant(s)) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Bank (and/or such purchaser(s), assignee(s), lender(s) or participant(s) thereof, as applicable) shall deliver to Borrowers, at the time or times prescribed by law and at such time or times reasonably requested a Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its applicable obligations under FATCA, to determine that the Bank (and/or any purchaser(s), assignee(s), lender(s) and participant(s) thereof) has or has not complied with the Bank’s (or such purchaser(s), assignee(s), lender(s) or participant(s)) obligations under FATCA, or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, in the event that each Borrower is a “United States person” as defined in Section 7701(a)(30) of the Code under current law, the Bank’s obligation under this Section 2.7 shall be deemed complied with by delivering to Borrowers an executed copy of IRS Form W-9 certifying that Bank is exempt from U.S. federal backup withholding tax; provided, to the extent there is a chance in law that requires alternate or additional certification or documentation or any portion of the previously provided IRS form W-9 ceases to be true, Bank shall provide such additional or updated documentation to Borrowers as may be necessary for a Borrower to comply with its applicable obligations under FATCA.
3.CONDITIONS OF LOANS.
3.1Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:
(a)this Agreement;
(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)a legal opinion of Borrower’s counsel;
(d)current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;
(e)a Borrower Information Certificate;
(f)an account control agreement, in form and substance satisfactory to Bank;
(g)payment of the fees and Bank Expenses then due specified in Section 2.5, which may be debited from any of Borrowers’ accounts with Bank; and
(h)such other documents or certificates, and completion of such other matters, as Bank may reasonably request.
3.2Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrowers’ compliance with Section 3.1 above and is further subject to the following conditions:

(a)timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;
(b)each Borrower shall be in compliance with Section 6.6 hereof;
(c)Bank shall have received (i) a company prepared consolidated balance sheet, income statement, and statement of cash flows covering Borrowers’ operations, in a form reasonably acceptable to Bank and certified by a Responsible Officer, (ii) a Compliance Certificate and (iii) a Borrowing Base Certificate, in each case for the month most recently ended prior to the date 30 days preceding the date of the Loan Advance/Paydown Request Form described in Section 3.2(a) above; and
(d)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.
4.CREATION OF SECURITY INTEREST.
4.1Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents (other than the Warrant). Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Each Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property except for Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding. Upon indefeasible payment in full in Cash of the Obligations (other than inchoate indemnity obligations) in their entirety and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at each Borrower’s sole cost and expense, and upon receipt of a written request from each Borrower to do so and pursuant to a payoff letter between Bank and Borrowers, release its Liens in the Collateral and all rights therein shall revert to Borrowers.
4.2Perfection of Security Interest. Borrowers authorize Bank to file at any time financing statements, continuation statements, and amendments thereto that (a) either specifically describe the Collateral or describe the Collateral as all assets of Borrowers of the kind pledged hereunder, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether each Borrower is an organization, the type of organization, and any organizational identification number issued to Borrowers, if applicable. Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrowers shall take such steps as Bank reasonably requests for Bank to, subject to Section 7.10 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank. Where Collateral consists of investment property, deposit accounts, letter-of-credit rights, or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code), Borrowers shall take such steps as Bank requests for Bank to obtain “control” of such Collateral by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement (or similar arrangement) in form and substance reasonably satisfactory to Bank. Borrowers will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrowers from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrowers authorize Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Borrowers shall take such other actions as Bank reasonably requests to perfect their security interests granted under this Agreement.
4.3.    Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all of the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Borrowers will deliver to Bank (a) on the Closing Date, the certificate or certificates for any then-certificated Shares, and (b) with respect to any Shares uncertificated as of the Closing Date, immediately upon certification, the certificate or certificate for the Shares, in each case accompanied by an instrument of assignment duly governing the Shares. Borrowers shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, Borrowers shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.REPRESENTATIONS AND WARRANTIES.
Borrowers hereby jointly and severally represent and warrant as follows:
5.1Due Organization and Qualification. Each Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
5.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in each Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which any Borrower is bound. No Borrower is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to result in a Material Adverse Effect.
5.3Collateral. Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all tangible personal property Collateral, except such Collateral having an aggregate book value not in excess of $500,000 is located solely in the United States. The contracts that generate fees included in the calculation of Recurring Revenue are in full force and effect as of the date of such inclusion. No Borrower has received notice of actual or imminent Insolvency Proceeding of any counterparty to a contract that generates fees included in the calculation of Recurring Revenue. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as otherwise permitted hereunder, none of Borrowers’ Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.
5.4Intellectual Property. Each Borrower is the sole owner of the intellectual property created or purchased by such Borrower, except for licenses granted by such Borrower to third parties in the ordinary course of business. To the best of each Borrower’s knowledge, each of the Copyrights, Trademarks, and Patents created or purchased by such Borrower is valid and enforceable, and no part of the intellectual property created or purchased by such Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to such Borrower that any part of the intellectual property created or purchased by such Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to result in a Material Adverse Effect.
5.5Name; Location of Chief Executive Office. Except as disclosed in the Schedule and except for changes for which notice has been given to Bank pursuant to Section 7.2, no Borrower has done business under any name other than that specified on the signature page hereof, and each Borrower’s exact legal name is as set forth in the first paragraph of this Agreement. Except for changes for which notice has been given to Bank pursuant to Section 7.2, the chief executive office of each Borrower is located at the address indicated in Article 10 hereof.
5.6Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.
5.7No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrowers and any Subsidiary that are delivered by Borrowers to Bank or otherwise submitted to Bank fairly present in all material respects Borrowers’ consolidated financial condition as of the date thereof and Borrowers’ consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.
5.8Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.
5.9Compliance with Laws and Regulations. Borrowers and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Borrower’s failure to comply with ERISA that is reasonably likely to result in any Borrower’s incurring any liability that could have a Material Adverse Effect. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). No Borrower has violated any statutes, laws, ordinances or rules applicable to it, including any Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
5.10Subsidiaries. No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.
5.11Government Consents. Borrowers and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrowers’ businesses as currently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
5.12Inbound Licenses. Except as disclosed on the Schedule (as the same may be updated from time to time pursuant to Section 6.8), no Borrower is a party to, nor is bound by, any material inbound license or other agreement important for the conduct of Borrowers’ businesses that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or other agreement or any other property important for the conduct of such Borrower’s business, other than this Agreement or the other Loan Documents.
5.13Shares. Each Borrower has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To each Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to, the Shares. The Shares have been and will remain duly authorized and validly issued and are fully paid and non-assessable. To each Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and each Borrower knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by a Borrower is represented by a certificate unless (a) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Bank. With respect to each limited liability company or limited partnership controlled by a Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.
5.14Full Disclosure. No representation, warranty, or other statement made by any Borrower in any report, certificate, or written statement furnished or submitted to Bank taken together with all such reports, certificates, and written statements furnished or submitted to Bank, at the time of furnishment or submission, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such reports, certificates, or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by any Borrower in good faith and based upon assumptions believed to be reasonable at the time of preparation of such materials are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
6.AFFIRMATIVE COVENANTS.
Borrowers hereby jointly and severally covenant that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrowers shall do all of the following:
6.1Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Borrower by the authorities of the state in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, including all Environmental Laws, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.
6.2Financial Statements, Reports, Certificates.
(a)Olo shall deliver to Bank: (i) as soon as available, but in any event (A) within 45 days after the end of each fiscal quarter ending March 31, June 30, September 30, and December 31 or (B) no later than the date that the applicable quarterly reporting is filed with the Securities and Exchange Commission, a company prepared consolidated balance sheet, income statement, and statement of cash flows covering Olo’s and its Subsidiaries’ operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer, together with detailed aged listings by invoice date of accounts receivable and accounts payable; provided, however, that, if Borrowers have any outstanding Credit Extensions, all quarterly reporting requirements set forth in this Section 6.2(a)(i) shall instead be delivered to Bank on a monthly basis, within 45 days after the last day of each calendar month; (ii) as soon as available, but in any event within 180 days after the end of Olo’s fiscal year, audited consolidated financial statements of Olo prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) an annual budget approved by Olo’s Board of Directors as soon as available but not later than March 1 of each year during the term of this Agreement; (iv) if applicable, copies of all statements, reports, and notices sent or made available generally by Olo to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to such Borrower or such Subsidiary of $1,000,000 or more; (vi) promptly upon receipt, each management letter prepared by Olo’s independent certified public accounting firm regarding Olo’s management control systems, (vii) such budgets, sales projections, operating plans, or other financial information generally prepared by Olo in the ordinary course of business as Bank may reasonably request from time to time.
(b)(i) Within 45 days after the end of each fiscal quarter ending March 31, June 30, September 30, and December 31 or (ii) by the date that the applicable quarterly reporting is filed with the Securities and Exchange Commission, Borrowers shall deliver to Bank a Borrowing Base Certificate calculated as of the last day of the applicable fiscal quarter and signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with (A) a Recurring Revenue report and (B) a Churn report; provided, however, that, if Borrowers have any outstanding Credit Extensions, all quarterly reporting requirements set forth in this Section 6.2(b) shall instead be delivered to Bank on a monthly basis, within 45 days after the last day of each calendar month.
(c)(i) Within 45 days after the end of each fiscal quarter ending March 31, June 30, September 30, and December 31 or (ii) by the date that the applicable quarterly reporting is filed with the Securities and Exchange Commission, Borrowers shall deliver to Bank with the applicable financial statements a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit E hereto; provided, however, that, if Borrowers have any outstanding Credit

Extensions, all quarterly reporting requirements set forth in this Section 6.2(c) shall instead be delivered to Bank on a monthly basis, within 45 days after the last day of each calendar month.
(d)As soon as possible and in any event within three Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which the applicable Borrower has taken or proposes to take with respect thereto.
(e)Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers’ Books and to make copies thereof and to check, test, inspect, audit, and appraise the Collateral at Borrowers’ expense in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.
Borrowers may deliver to Bank on an electronic basis any certificates, reports, requests, or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by, or on behalf of, a Responsible Officer. Borrowers shall include a submission date on any certificates, statements, and reports to be delivered electronically.
Any submission by Borrowers of a Compliance Certificate, Borrowing Base Certificate, or other financial statement pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrowers that (v) as of the date of such Compliance Certificate, Borrowing Base Certificate, financial statement, or request, the information and calculations set forth therein are true, accurate and correct; (w) as of the end of the compliance period set forth in such submission, Borrowers are in complete compliance with all required covenants except as noted in such Compliance Certificate, Borrowing Base Certificate, or financial statement, as applicable; (x) as of the date of such submission, no Events of Default have occurred or are continuing; and (y) all representations and warranties other than any representations or warranties that are made as of a specific date in Article 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Certificate, Borrowing Base Certificate, financial statement, or request, as applicable.
6.3Inventory and Equipment; Returns. Borrowers shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects, except for Inventory and Equipment (a) sold in the ordinary course of business, and (b) for which adequate reserves have been made, in all cases in the United States and such other locations as to which a Borrower gives prior written notice. Returns and allowances, if any, as between such Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Each Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $1,000,000.
6.4Taxes. Borrowers shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A., and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that a Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that no Borrower nor a Subsidiary needs to make any payment (a) if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower or such Subsidiary or (b) in the case of local taxes, assessments, or contributions, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
1.5Insurance. Borrowers, at their expense, shall (a) keep the Collateral insured against loss or damage, and (b) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrowers’. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank; provided that the form and companies of such policies on the Closing Date shall be deemed satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as lender’s loss payee, and all liability insurance policies shall show, or have endorsements showing, Bank as an additional insured and specify that the insurer must give at least 20 days’ (10 days for non-payment of premium) notice to Bank before canceling its policy for any reason. Within thirty (30) days of Bank’s reasonable request (but no more than once per calendar year so long as no Event of Default has occurred and is continuing), each Borrower shall furnish to Bank a copy of its policies or certificate of insurance including any endorsements covering Bank or showing Bank as an additional insured, and 30 days prior to expiration of any policy of insurance, Borrowers shall furnish to Bank a copy of each of their renewal policy and certificate of insurance including any endorsements covering Bank or showing Bank as an additional insured. Within thirty (30) days of Bank’s request, Borrowers shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at the applicable Borrower’s option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens), provided that, if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.
1.6Primary Depository. Borrowers shall maintain at least (a) $100,000,000 or (b) an amount equal to 50% of all of Borrowers’ cash deposits with any bank, whichever amount is less, in deposit accounts with Bank or Bank’s affiliates; provided, however, that, if Borrowers’ cash deposits fall below the amount required by this Section 6.6 at any time (such date, a “Cash Cure Date”), Borrowers shall not be in default under this Agreement if (x) such cash deposits are increased above the amount required by this Section 6.6 within 5 Business Days of the Cash Cure Date (a “Cash Cure”) and (y) no more than one (1) Cash Cure has been made during the thirty (30) day period preceding the Cash Cure Date.
6.7Financial Covenants. Borrowers shall at all times maintain the following financial ratios and covenants:
(a)[Reserved]
(b)Minimum Revenue. Measured monthly and calculated on a cumulative basis beginning January 1, 2022, Borrowers shall achieve Revenue of at least the amounts shown in the table immediately below for the corresponding reporting periods.

Reporting Period Ending	Minimum Revenue
January 31, 2022	$11,000,000
February 28, 2022	$22,000,000
March 31, 2022	$34,000,000
April 30, 2022	$46,000,000
May 31, 2022	$60,000,000
June 30, 2022	$73,000,000
July 31, 2022	$88,000,000
August 31, 2022	$103,000,000
September 30, 2022	$120,000,000
October 31, 2022	$137,000,000
November 30, 2022	$154,000,000
December 31, 2022	$173,000,000

For subsequent reporting periods, Bank and Borrowers hereby agree that, on or before March 1 of each year during the terms of this Agreement, Olo shall provide Bank with a budget for such year, which shall be approved by Olo’s Board of Directors, and Bank shall use that budget to establish the minimum Revenue amounts for such year, with such amounts being incorporated herein by an amendment, which Borrowers hereby agree to execute.
6.8Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or agreement after the Closing Date, each Borrower shall: (a) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on such Borrower’s business or financial condition; and (b) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for such Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.
6.9Creation/Acquisition of Subsidiaries. In the event that any Borrower or any Subsidiary of a Borrower creates or acquires any Subsidiary, such Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and such Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the Term of this Agreement): (a) if such New Subsidiary is not an Excluded Subsidiary, to cause New Subsidiary to become either a co-Borrower hereunder or a secured guarantor with respect to the Obligations; and (b) to grant and pledge to Bank a perfected security interest in the Shares of such New Subsidiary (other than Shares of a New Subsidiary that constitutes a Subsidiary described in clause (b) of the definition of “Excluded Subsidiary”).
6.10Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
7.NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, for so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, such Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:
7.1Dispositions. Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers and Permitted Investments.
7.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of such Borrower’s formation or relocate its chief executive office without 10 Business Days’ prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; or suffer the resignation of one or more directors from its board of directors in anticipation of a Borrower’s insolvency, in each case without the prior written consent of Bank which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by such Borrower; change its fiscal year end; convert to another form of incorporation or unincorporated business or entity; have a Change in Control; Divide.
7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into such Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $2,500,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) such Borrower is the surviving entity; (b) with not less than ten (10) Business Days’ prior written notice to Bank, any Borrower merges into another Borrower; provided that, if Olo is party to such merger, Olo shall be the surviving entity or (c) the Obligations (other than inchoate indemnity obligations) are repaid in full concurrently with the closing of any merger or consolidation of such Borrower which does not meet the conditions set forth in clause (a) or (b) above; provided, however, that no Borrower shall, without Bank’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of a Borrower; provided, further, that Borrowers may enter into any such arrangement without Bank’s prior written consent so long as (w) no Event of Default exists when such arrangement is entered into by Borrowers, (x) such arrangement does not give such Person the right to claim any fee, payment, or damages from any parties, other than from a Borrower or a Borrower’s investors, in connection with a sale of a Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to a Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, and (y) such Borrower notifies Bank in advance of entering into such an arrangement (provided that the failure to give such notification shall not be deemed a material breach of this Agreement).
7.4Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted

Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.
7.5Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property, or (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that such Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Borrower’s property.
7.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (collectively, “Restricted Payments”), except that such Borrower may (a) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees, consultants or directors to such Borrower regardless of whether an Event of Default exists, (c) make Restricted Payments to a Borrower, (d) declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person, and (e) make additional Restricted Payments in an aggregate amount not to exceed $1,500,000 in any fiscal year as long as an Event of Default does not exist and Borrowers are in compliance with Section 6.6(a), in each case, prior to such Restricted Payment and after giving effect to such Restricted Payment.
7.7Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its Investment Property (as defined in the Code) with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement (except with respect to Excluded Accounts) with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to such Borrower. Notwithstanding the foregoing, the JPM Investment Accounts shall not be required to be subject to a control agreement on the Closing Date but Bank may require, in its sole discretion, control agreements with respect to the JPM Investment Accounts at any time following the Closing Date, upon thirty (30) days’ prior written request to the Borrowers.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for (a) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person, (b) Investments permitted under sub-clauses (e) or (f) of the definition of Permitted Investments, and (c) bona fide equity and Subordinated Debt financings from such Borrower’s investors or their Affiliates.
7.9Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $1,000,000 with a bailee, warehouseman, collocation facility, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business, movable items of personal property having an aggregate book value not in excess of $1,000,000, and worn-out, surplus, or obsolete Equipment, and except for such other locations as Bank may approve in writing, Borrowers shall keep the Inventory and Equipment only at the location set forth in Article 10 and such other locations of which Borrowers give Bank prior written notice and as to which Bank is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral.
7.11No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.
8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:
8.1Payment Default. If any Borrower fails to pay any of the Obligations when due;
8.2Covenant Default.
(a)If any Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary depository) (subject to any cure period set forth therein) or 6.7 (financial covenants), or violates any of the covenants contained in Article 7 of this Agreement; or
(b)If any Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and Bank and as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within 15 days after such Borrower receives notice thereof or any officer of any Borrower becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within the 15-day period or cannot after diligent attempts by such Borrower be cured within such 15-day period, and such default is likely to be cured within a reasonable time, Borrowers shall have an additional reasonable period (which shall not in any case exceed 45 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
8.3Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;
8.4Attachment. If any material portion of Borrowers’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 15 days, or if any

Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of any Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided, further, that no Credit Extensions will be made during such cure period);
8.5Insolvency. If any Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by any Borrower, or if an Insolvency Proceeding is commenced against any Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);
8.6Other Agreements. If there is a default or other failure to perform in any agreement to which any Borrower is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $1,000,000, (b) in connection with any lease of real property by a Borrower and resulting in a right by the landlord, whether or not exercised, to terminate such lease, to the extent such termination could reasonably be expected to result in a Material Adverse Effect, or (c) that would reasonably be expected to have a Material Adverse Effect;
8.7Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of 15 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or
8.8Misrepresentations. If any material misrepresentation or material misstatement exists when made (or deemed made pursuant to this Agreement or the Original Agreement) now or hereafter in any warranty or representation set forth herein or in any other Loan Document, report, certificate, or other writing delivered to Bank by any Responsible Officer pursuant to this Agreement, the Original Agreement or any other Loan Document.
9.BANK’S RIGHTS AND REMEDIES.
9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:
(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);
(b)Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrowers shall promptly deposit and pay such amounts;

(c)Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;
(d)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(e)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, such Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(f)Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;
(g)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(h)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;
(i)Credit bid and purchase at any public sale;
(j)Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Borrower, any guarantor or any other Person liable for any of the Obligations; and
(k)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
9.2Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Bank (and any of Bank’s designated officers, or employees) as each Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse each Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign each Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to each Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Bank may exercise such power of attorney to sign the name of a Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.
9.3Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. At any time after the occurrence and during the continuation of an Event of Default, Borrowers shall collect all amounts owing to any Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4Bank Expenses. If any Borrower fails to pay any amounts or furnish any required proof of payment due to third Persons or entities, as required under the terms of this Agreement, Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; and/or (b) set up such reserves under the Formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.5Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.
9.6No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them, and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Each Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on any Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.
9.8Demand; Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
10.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the quarterly or monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Borrowers or to Bank, as the case may be, at its address set forth below:
If to Borrowers:    Olo Inc.
One World Trade Center
    285 Fulton Street, 82nd Floor
New York, NY 10007
Attn: Peter Benevides
Email: peter@olo.com
legal@olo.com

If to Bank:    Pacific Western Bank
555 S. Mangum Street, Suite 1000
Durham, NC 27701
Attn: Loan Operations Manager
Email: loannotices@pacwest.com

with a copy to:    Pacific Western Bank
475 Fifth Avenue, 18th Floor
New York, NY 10017
Attn: James Londono
Email: jlondono@pacwest.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law (but including and giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law). Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrowers’ account or accounts or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND EACH BORROWER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR ANY BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Article 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Article. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.
12.GENERAL PROVISIONS.
12.1Successors and Assigns.
(a)This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right, without the consent of or notice to Borrowers, to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, Bank may not make an assignment, without the consent of Borrowers, to a direct competitor of Borrowers or their Subsidiaries, if any, that Borrowers have identified to Bank as such in a prior writing, or to a vulture fund or distressed debt fund.
(b)Borrowers shall maintain a register for the recordation of the names and addresses of all Persons (i) holding a beneficial interest in the right to make loans or receive amounts from the Borrowers in respect of prior loans made to the Borrowers hereunder and (ii) holding such an interest indirectly as a participant (each a “Participant”), and principal amounts (and stated interest) of the outstanding loans, and, in the case of a participant, its interest in such loans, in which case each such Person has a beneficial interest or an interest as a Participant pursuant to the terms hereof from time to time (the “Register”). Each Participant shall use commercially reasonable efforts to notify Borrowers any time such Participant, including Bank, sells an interest in the rights and obligations of such Participant under any Loan Document to a transferee. The transferring Participant shall also use commercially reasonable efforts to provide Borrowers with the name and address of such transferee and the portion of rights and obligations of the transferring Participant (including the portion of principal and accrued interest) transferred to such transferee. Borrowers shall revise the Participants listed in the register only after receiving notice from the Bank that a participation has been sold in any Obligation or, if such notice is not received, with the prior written consent of Bank. The entries in the Register shall be conclusive absent manifest error, and the Borrowers and Bank and their respective successors and assigns shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a beneficial owner of the right to receive amounts hereunder or as a participant hereunder, as the case may be, for all purposes of this Agreement. The Register is intended to cause the extensions of credit to the Borrowers under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and shall be interpreted and applied in a manner consistent with such intent. No Participant nor Bank shall be liable to Borrowers or any other person for any action or failure to act under or in connection with this Section 12.1(b), except to the extent such conduct constitutes such Participant’s willful misconduct or gross negligence.

12.2Indemnification. Each Borrower shall defend, indemnify, and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement (collectively, “Claims”); and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except as to (a) and (b) for Claims, losses or Bank Expenses caused by Bank’s gross negligence or willful misconduct.
12.3Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
12.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
12.5Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations among the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.
12.6Counterparts; Electronic Transmission; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of this Agreement or the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format or any similar format, or transmitted electronically by digital image, DocuSign, or other means of electronic transmission, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
12.7Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make any Credit Extension to any Borrower. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
12.8Confidentiality. In handling any confidential information, Bank and Borrowers and all employees and agents of such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) in the case of Bank, to the subsidiaries or Affiliates of Bank or Borrowers in connection with their present or prospective business relations with Borrowers, (b) in the case of Bank, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (c) as required by law, regulation, rule or order, subpoena, judicial order or similar order, (d) in the case of Bank, as may be required in connection with the examination, audit or similar investigation of Bank, and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (y) is disclosed to such receiving party by a third party, provided that such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.
12.9[Reserved]
12.10Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted by Borrowers under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.
12.11E-Systems. Bank is hereby authorized by Borrowers to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Credit Extensions and other matters incidental thereto. Without limiting the generality of the foregoing, Bank is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items, by posting to or submitting and/or completion, on E-Systems. Borrowers acknowledge and agree that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrowers assume and accept such risks by hereby authorizing the transmission via E-Systems or electronic mail. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms and conditions posted or referenced in such E-System (or such terms and conditions as may be updated from time to time, including on such E-System) and related contractual obligations executed by Borrowers in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS-IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY BANK OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY E-SYSTEMS.
13.CO-BORROWER PROVISIONS.
13.1Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.
13.2Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations, and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
13.3Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of the other Borrower.
13.4Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating any Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
13.5Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other

Borrower or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of such Borrower’s risks hereunder.
13.6Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.
13.7Right to Settle, Release.
(a)The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b)Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew or extend the time for payment, discharge the performance of, decline to enforce or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
13.8Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations, and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.
********

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
        OLO INC.

        By: /s/ Peter Benevides

        Name: Peter Benevides

        Title: Chief Financial Officer

        WISELY, LLC

        By: /s/ Noah H. Glass

        Name: Noah H. Glass

        Title: President

        OMNIVORE TECHNOLOGIES, INC.

        By: /s/ Noah H. Glass

        Name: Noah H. Glass

        Title: President

        PACIFIC WESTERN BANK

        By: /s/ James Londono

        Name: James Londono

        Title: Senior Vice President

[Signature Page to Second Amended and Restated Loan and Security Agreement]

EXHIBIT A
DEFINITIONS
“Accordion Facility” has the meaning assigned in Section 2.1(d).
“Accounting Change” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Borrower and Borrowers’ Books relating to any of the foregoing.
“Aggregate Borrowing Limit” means $70,000,000.
“Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of Olo, or (b) any reorganization, consolidation, merger, or sale of the voting securities of Olo or any other transaction where the holders of Olo’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.
“Agreement” has the meaning assigned in the preamble.
“Ancillary Services” means any products or services requested by any Borrower and approved by Bank under the Formula Revolving Line, including and without limitation, corporate credit card services, Automated Clearing House transactions, FX Contracts, Letters of Credit, or other treasury management services.
“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Formula Revolving Line not to exceed $50,000,000.
“Annualized Churn” means the average monthly Churn for the preceding six months, multiplied by 12.
“ASC 842” has the meaning assigned in Section 1.2.
“Authorized Officer” means someone designated as such in the corporate resolution provided by each Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by such Borrower’s board of directors. If a Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most-recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.
“Availability End Date” means June 10, 2024.
“Bank” has the meaning assigned in the preamble.
“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and
1

expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower” or “Borrowers” has the meaning assigned in the preamble.
“Borrowers’ Books” means all of Borrowers’ books and records including: ledgers; records concerning Borrowers’ assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to (a) six (the “Advance Rate”), multiplied by (b) Borrowers’ Recurring Revenue for the previous month, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers pursuant to Section 6.2(b) of this Agreement; provided that, if Borrowers’ most recently calculated Annualized Churn exceeds 12.5%, Bank may change the Advance Rate in its discretion.
“Borrowing Base Certificate” means a borrowing base certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of a Borrower.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.
“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Capitalized Lease Obligations” means all monetary obligations of Borrowers under any Capital Lease and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Cash” means unrestricted cash and cash equivalents.
“Cash Cure” has the meaning assigned in Section 6.6.
“Cash Cure Date” has the meaning assigned in Section 6.6.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code, in which any Borrower is a “United States shareholder” within the meaning of Section 951(b) of the Code.
“CFC Holdco” means any Subsidiary that has no material assets other than Equity Interests (or debt treated as capital stock for tax purposes) of one or more other Subsidiaries that are CFCs.
“Change in Control” means (a) a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Olo ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Olo, who did not have such power before such transaction or (b) Olo ceases to own (directly or indirectly through one or more Borrowers or secured guarantors with respect to the Obligations) 100% of the capital stock of each other Borrower.
“Churn” means, with respect to contracts that generate fees included in Recurring Revenue,
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    (a)    the monthly dollar value of Recurring Revenue attributable to such contracts that were cancelled, terminated, or expired and not renewed in a particular month; divided by
    (b)     the monthly dollar value of Recurring Revenue attributable to such contracts that were in effect at the beginning of that month;
expressed as a percentage.
“Claims” has the meaning assigned in Section 12.2.
“Closing Date” means the date of this Agreement.
“Code” means the New York Uniform Commercial Code as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B and Exhibit B-2, except to the extent any such property (a) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Code), (b) is property for which the granting of a security interest therein is contrary to applicable law, provided that, upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (c) constitutes the capital stock of a CFC in excess of 65% of the voting power of all classes of capital stock of such CFC entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrowers due to the application of IRC §956, (d) constitutes property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien, (e) constitutes any United States intent-to-use trademark applications for which no statement of use has been filed (but only until such statement is filed), (f) constitutes those accounts described in clauses (a) and (b) of the definition of “Excluded Accounts”, (g) constitutes Equity Interests in Subsidiaries described in clause (b) of the definition of “Excluded Subsidiaries”, (h) constitutes nominee or directors’ qualifying shares and (i) constitutes any other asset of a Borrower to the extent that Bank reasonably determines that the costs to the grantors of providing such pledge are unreasonably excessive in relation to the benefits to Bank of the security afforded thereby; provided, that any proceeds, substitutions or replacements of any property not constituting Collateral shall be Collateral (unless such proceeds, substitutions or replacements are otherwise, in and of themselves, otherwise excluded from the definition of “Collateral”).
“Collateral State” means the state or states where the Collateral is located, which is New York.
“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit E attached hereto, executed by a Responsible Officer of each of a Borrower.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (c) all Credit Product Obligations and all other obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not
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include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Extension” means each Formula Advance, Term Loan, or any other extension of credit, by Bank to or for the benefit of any Borrower hereunder.
“Credit Product Arrangements” means, collectively, (a) Swap Contracts to which a Borrower and Bank are a party and (b) Treasury Management and Other Services to which a Borrower and Bank are a party.
“Credit Product Obligations” means Indebtedness and other obligations of any Borrower arising under Credit Product Arrangements and owing to Bank under any Credit Product Arrangements.
“Default Rate” has the meaning assigned in Section 2.3(b).
“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership or other entity.
“E-System” means any electronic system approved by Bank, including any Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Bank, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system, or otherwise used to facilitate communication between Borrowers and Bank with respect to the Loan Documents.
“Electronic Signatures” has the meaning assigned in Section 12.6.
“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
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“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property by any governmental authority, or confiscation of such property or the requisition of the use of such property by any governmental authority.
“Excluded Accounts” means deposit accounts that (a) are used solely for payroll, 401(k) or other employee benefit purposes, (b) are withholding tax, trust, escrow, custodian, fiduciary or zero balance accounts, or (c) otherwise hold cash with an average daily balance for the immediately preceding calendar month not exceeding (i) during the period commencing on the Closing Date and ending December 31, 2022, $1,600,000 and (ii) at all times thereafter, $500,000, in each case, in the aggregate for all such accounts taken together.
“Excluded Subsidiaries” means any of the following: (a) any CFC, any CFC Holdco, and any Subsidiary of any CFC or CFC Holdco to the extent that guaranteeing the Obligations would reasonably be expected to result in material adverse tax consequences to a Borrower, as reasonably and mutually determined by Borrowers and Bank, (b) not-for-profit subsidiaries and (c) any other Subsidiary with respect to which, in the reasonable judgment of Bank, the burden or cost of providing a guarantee shall be excessive in view of the benefits to be obtained by the Bank therefrom.
“FASB” has the meaning assigned in Section 1.2.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any applicable intergovernmental agreements with respect thereto, and any laws, rules or practices implementing intergovernmental agreements, treaties or conventions entered into in connection with the implementation of the foregoing.
“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in its sole discretion from time to time.
“Formula Advance” or “Formula Advances” means a cash advance or cash advances under the Formula Revolving Line.
“Formula Revolving Line” means one or more Credit Extensions of up to $70,000,000 in the aggregate at any time outstanding (inclusive of any Ancillary Services reducing the Formula Revolving Line under clauses (A)-(E) of subsection 2.1(b)(iii) hereof).
“Formula Revolving Maturity Date” means May 12, 2025.
“FX Contracts” means contracts between Borrowers and Bank for foreign exchange transactions.
“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
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“Intellectual Property” means all of each Borrower’s right, title, and interest in and to the following:
(a)Copyrights, Trademarks and Patents;
(b)Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
(c)Any and all design rights which may be available to such Borrower now or hereafter existing, created, acquired or held;
(d)Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
(e)All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and
(f)All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” means all present and future inventory in which a Borrower has any interest.
“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“JPM Investment Accounts” has the meaning assigned in the Schedule.
“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at a Borrower’s request.
“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes a Formula Advance under the terms of this Agreement.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Liquidity Event” means (a) any sale, license or other disposition of all or substantially all of the assets (including intellectual property) of Olo, (b) any reorganization, consolidation, merger or sale of the voting securities of Olo or any other transaction where the holders of Olo’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) an initial public offering of Olo’s equity securities, in each case that occurs after June 30, 2021.
“Liquidity Event Fee” has the meaning assigned in Section 2.5(d).
“Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
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“Material Adverse Effect” means a material adverse effect on: (a) the operations, business or financial condition of a Borrower and its Subsidiaries taken as a whole; (b) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents; or (c) a Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.
“Negotiable Collateral” means all of each Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and each Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by any Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from any Borrower to others that Bank may have obtained by assignment or otherwise. Notwithstanding the foregoing, the “Obligations” shall not include the Warrant.
“Olo” has the meaning assigned in the preamble.
“Omnivore” has the meaning assigned in the preamble.
“Original Agreement” has the meaning assigned in the Recitals.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payoff Letter” has the meaning assigned in Section 2.6.
“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between such Borrower and Bank.
“Permitted Indebtedness” means:
(a)Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;
(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)Indebtedness not to exceed $2,000,000 in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;
(d)Subordinated Debt;
(e)Indebtedness not exceeding $1,000,000 in the aggregate with respect to surety bonds and similar obligations incurred in the ordinary course of business;
(f)Indebtedness to trade creditors incurred in the ordinary course of business;
(g)Credit Product Obligations;
(h)Indebtedness of an entity acquired by a Borrower existing at the time the such entity is acquired (by acquisition, merger, consolidation or otherwise), or Indebtedness assumed by a Borrower in respect of assets acquired by such Person, but only to the extent such Indebtedness (i) existed at the time such
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acquisition was consummated and was not incurred in connection with, as a result of, or in contemplation of, such acquisition, (ii) to the extent secured, is only secured by property acquired in connection with such permitted acquisition (and is not secured by a blanket Lien on all or substantially all of such property), (iii) is guaranteed solely by Persons who were obligors of such Indebtedness prior to such acquisition, (iv) was not incurred during the continuance of, and the incurrence of such Indebtedness does not immediately result in, an Event of Default and (v) does not exceed an amount equal to $1,000,000 in the aggregate at any time outstanding for all such Indebtedness;
(i)Guarantees of any Borrower in respect of Subordinated Debt;
(j)Unsecured Indebtedness of any Borrower owing to any other Borrower;
(k)Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Borrower in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums (not in excess of one year’s premiums) to be paid by such Borrower;
(l)Indebtedness arising in the ordinary course of business from (i) customary cash management services, netting arrangements, overdraft protection, employee credit card programs, automated clearing house transfers and drafts payable for payroll in connection with cash management and deposit accounts, or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(m)Accrued employee benefit obligations incurred in the ordinary course of business, to the extent constituting Indebtedness;
(n)To the extent constituting Indebtedness, customary contingent obligations in connection with sales, other dispositions and leases permitted under this Agreement;
(o)Other unsecured Indebtedness not exceeding $2,000,000 in the aggregate at any time outstanding;
(p)Indebtedness incurred by any Borrower or any Subsidiary of a Borrower in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in respect of workers’ compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; and
(q)Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon such Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means:
(a)Investments existing on the Closing Date disclosed in the Schedule;
(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or subject to a control agreement in favor of Bank; and (vi) Investments consistent with any investment policy adopted by the Olo’s Board of Directors;
(c)Repurchases of stock from former employees, consultants or directors of Borrowers under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $1,000,000 in any
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fiscal year, provided that no Event of Default has occurred, is continuing, or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, consultants or directors to Borrowers regardless of whether an Event of Default exists;
(d)Investments accepted in connection with Permitted Transfers;
(e)Investments of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by Borrowers in Subsidiaries not to exceed $1,000,000 in the aggregate in any fiscal year;
(f)Investments not to exceed $1,000,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Olo’s Board of Directors;
(g)Investments in capital expenditures in any fiscal year, not to exceed $1,000,000; provided that Investments in amounts capitalized as salaries, costs other expenses directly related to the development of internal-use software shall not be subject to any such limitation;
(h)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrowers’ businesses;
(i)Investments held by an entity which is acquired in connection with an Acquisition permitted hereunder so long as (i) such Investments were not created in anticipation of such acquisition and (ii) the aggregate amount of such Investments shall not exceed $500,000 outstanding at any time;
(j)Investments pursuant to Swap Contracts to which a Borrower and Bank are a party;
(k)Investments consisting of the opening of deposit accounts and securities accounts in the ordinary course of business;
(l)Earnest money required in connection with an Acquisition permitted under this Agreement; provided that, if such Acquisition is consummated in accordance with Section 7.3(a), such earnest money shall count against the dollar cap set forth in Section 7.3(a)(i);
(m)Investments consisting of customary deposits made in connection with the purchase of goods or services in the ordinary course of business;
(n) Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business;
(o)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (o) shall not apply to Investments of a Borrower in any Subsidiary;
(p)Joint ventures or strategic alliances in the ordinary course of Borrowers’ businesses consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed $1,000,000 in the aggregate in any fiscal year;
(q)Investments permitted under Section 7.3; and
(r)Other Investments not exceeding $2,000,000 in the aggregate at any time outstanding.
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“Permitted Liens” means the following:
(a)Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;
(b)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the relevant Borrower maintains adequate reserves;
(c)Liens not to exceed $2,000,000 in the aggregate in any fiscal year of any Borrower (i) upon or in any Equipment acquired or held by such Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment, (iii) in respect of Capitalized Lease Obligations, synthetic leases or other similar financing leases or (iv) in respect of purchase money obligations for real property and capital expenditures;
(d)Liens arising from leases, subleases, licenses, or sublicenses granted to others in the ordinary course of Borrowers’ businesses that do not interfere in any material respect with the business of Borrowers and their Subsidiaries taken as a whole;
(e)Deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; all, in the ordinary course of Borrower’s or any Subsidiary’s business;
(f)Liens of materialmen, mechanics, warehousemen, carriers, artisans or other similar liens arising in the ordinary course of a Borrower’s business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves have been established to the extent required in accordance with GAAP;
(g)Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title, and other similar liens affecting real property that do not interfere, individually or collectively, in any material respect with the ordinary conduct of the business of Borrowers;
(h)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
(i)Liens arising from judgments, decrees, or attachments in circumstances not constituting an Event of Default under Section 8.4 (attachment) or Section 8.7 (judgments);
(j)Liens in favor of collecting banks arising under Section 4-210 of the UCC;
(k)Liens not to exceed $1,000,000 in the aggregate at any time arising out of conditional sale, title, retention, consignment or similar arrangements for sale of goods by Borrowers or any of their Subsidiaries in the ordinary course of business;
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(l)Liens securing Indebtedness described under clause (k) of the definition of “Permitted Indebtedness” to the extent the same attach solely to the proceeds of such insurance policies that are the subject of such Indebtedness; and
(m)Liens securing Subordinated Debt, provided that such Liens do not encumber assets beyond those assets comprising the Collateral.
“Permitted Transfer” means the conveyance, sale, lease, transfer or other disposition by a Borrower or any Subsidiary of:
(a)Cash and Inventory in the ordinary course of business;
(b)Licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;
(c)Worn-out, surplus, or obsolete Equipment;
(d)Grants of security interests and other Liens that constitute Permitted Liens;
(e)Such dispositions that result from an Event of Loss in respect of such property or assets and is not otherwise an Event of Default; provided, that (i) the proceeds of such Event of Loss are payable to such Borrower to replace the property subject to such Event of Loss, (ii) any such replacement property is Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens) and (iii) if an Event of Default has occurred and is continuing, all proceeds payable under any such Event of Loss shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations;
(f)Dispositions among Borrowers;
(g)Unwinding of Swap Contracts permitted hereunder;
(h)De minimis amounts of equipment provided to employees in the ordinary course of business that is necessary or helpful for such employees to fulfil their job description;
(i)Borrowers may, subject to Section 7.4 (Indebtedness), (i) transfer any intercompany Indebtedness of any Borrower or secured guarantor hereunder to any other Borrower or secured guarantor hereunder, (ii) convert any intercompany Indebtedness owing by a Borrower to Equity Interests or (iii) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligations owing by a Borrower; and
(j)Dispositions of other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed $1,000,000 during any fiscal year.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
“Recurring Revenue” means the sum of contractually-obligated monthly recurring Revenue with respect to Borrowers’ “Platform” products; in all cases such Revenue being derived from contracts that arise in the ordinary course of Borrowers’ businesses and that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.3.
“Responsible Officer” means each of the Chief Executive Officer, the Treasurer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance, and the Controller of each Borrower, as
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well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by each Borrower to Bank in connection with this Agreement.
“Restricted Payments” has the meaning assigned in Section 7.6.
“Revenue” means revenue recognized in accordance with GAAP.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Shares” means 100% of the issued and outstanding capital stock, units, membership interest, or other securities owned or held of record by a Borrower in any other Subsidiary of a Borrower provided that, “Shares” shall not include more than 65% of the issued and outstanding capital stock, units, membership interest or other securities owned or held of record by Borrowers in any Subsidiary of Borrower’s that constitutes the capital stock of a CFC, CFC Holdco or Subsidiary of a CFC or CFC Holdco, if the grant of a security interest in such capital stock, membership interest or other securities in any Subsidiary of Borrower’s pursuant to this Agreement in excess of 65% would result in material adverse “deemed dividend” tax consequences to a Borrower due to the application of IRC Section 956.
“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, the state where a Borrower’s chief executive office is located, each state of a Borrower’s formation and other applicable federal, state, or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.
“Success Fee Trigger” has the meaning assigned in Section 2.5(c).
“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by such Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by such Borrower and Bank).
“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof having ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that any “Swap Contracts” entered into by a Borrower shall be for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”.

“Term Loan” or “Term Loans” has the meaning assigned in Section 2.1(c).
12

“Term Loan Maturity Date” means June 10, 2026.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Borrower connected with and symbolized by such trademarks.
“Transfer” has the meaning assigned in Section 7.1.
“Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury management services, (b) all commercial credit card, purchase card and merchant card services; and (c) all other banking products or services, other than letters of credit and Swap Contracts, in each case, to or for the benefit of any Borrower which are not prohibited by the express terms of the Loan Documents.
“Wisely” has the meaning assigned in the preamble.
“Withholding Certificate” has the meaning assigned in Section 2.7(b).
13

DEBTOR:            OLO INC.
SECURED PARTY:        PACIFIC WESTERN BANK
EXHIBIT B-1
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.
Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).
Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of May 16, 2012, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

1

DEBTOR:            WISELY, LLC
SECURED PARTY:        PACIFIC WESTERN BANK
EXHIBIT B-2
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)    any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.
Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).
Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of May 16, 2012, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

2

DEBTOR:            OMNIVORE TECHNOLOGIES, INC.
SECURED PARTY:        PACIFIC WESTERN BANK
EXHIBIT B-3
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT
All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.
Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).
Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of May 16, 2012, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

3

EXHIBIT C
LOAN ADVANCE/PAYDOWN REQUEST FORM
[Omitted]

EXHIBIT D
BORROWING BASE CERTIFICATE
[Omitted]

EXHIBIT E
COMPLIANCE CERTIFICATE
[Omitted]
4

SCHEDULE OF EXCEPTIONS
[Omitted]